                                                                    Exhibit 23.4




                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Taisil Electronic Materials Corporation:

We consent to incorporation by reference in Amendment No. 3 to the registration statement on Form S-3 of MEMC Electronic Materials, Inc. of our report dated February 9, 1999, relating to the balance sheets of Taisil Electronic Materials Corporation as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years ended December 31, 1998 and 1997, which report is included in the Form 8-K dated March 2, 1999 of MEMC Electronic Materials, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.


                                        /s/ KPMG Certified Public Accountants

Taipei, Taiwan
March 2, 1999